Exhibit 99.1

Media Contact:	Investor Contact:
Gillian DellaCioppa	Jody Cain (jcain@lhai.com)
(Gdellacioppa@averioninc.com)	Brandi Floberg (bfloberg@lhai.com)
Averion International Corp.	Lippert/Heilshorn & Associates, Inc.
(508) 597-6000	(310) 691-7100

For Immediate Release

AVERION TO INCREASE OPERATING EFFICIENCIES

Cost Reduction Initiative to Improve Competitive Position and

Drive Profitability in Second Half of 2007

BOSTON (February 20, 2007) – Averion International Corp. (OTC BB: AVRO), a clinical research organization (CRO) specializing in oncology, medical devices, dermatology and nephrology, today announced a cost reduction initiative intended to increase its operating efficiencies and improve its competitive position.  Averion’s new cost structure is expected to support its business growth strategy and assist the Company in improving profitability.

“The initiative is expected to reduce annual operating costs by approximately $2.5 million.  In connection with the cost reduction initiative, we expect to record a non-recurring charge of approximately $700,000,” cited Averion Chief Financial Officer Christopher Codeanne.

With approximately $8.0 million in cash as of February 16, 2007, the Company’s financial position remains sufficient to support the Company’s acquisition and growth strategies.  Additionally, the Company’s business development activity has resulted in approximately $9.0 million in new signed contracts to date in 2007.

The initiative included a workforce reduction of approximately 13% of total U.S. CRO headcount based on job function redundancies and included the realignment of some job responsibilities to better capitalize on employee talents and skills.  Reductions came primarily from the Company’s CRO workforce and represented positions across all aspects of its U.S. business, reflecting the efficiencies following the August 2006 merger.

“We took this initiative from a position of strength to improve our competitive position through more streamlined operations,” added Philip Lavin, PhD, Averion Chief Executive Officer.  “We expect seamless continuation in the conduct of our current clinical trials and to maintain our quality standards.”

About Averion International Corp.

Averion International Corp. is a full service clinical research organization (CRO) that provides clinical research, and regulatory compliance and validation services to the pharmaceutical, biotechnology and medical device/diagnostic industries.  The Company has a therapeutic focus in oncology, dermatology, nephrology and medical devices.  Averion clinical research core competencies are in FDA and product registration support, site selection, project management, medical and site monitoring, data management, biometrics, pharmacovigilance, medical writing, and full clinical trial management services throughout the clinical trials lifecycle.  The Company has supported 51 FDA approvals to date with no refusals among submissions accepted for filing; in addition, the Company has helped achieve approvals for 12 oncology-related products, as well as multiple approvals in medical devices, cardiology and dermatology.

Averion provides oncology-specific clinical research services through its Millennix Oncology branded service line. (http://www.averionintl.com)

Averion IT&E International Division offers global regulatory compliance and validation services throughout the product development lifecycle.  The Company’s team of industry veterans utilizes the latest tools and procedures to help its clients move quickly and effectively from drug development through the FDA approval process.  Consulting services include regulatory planning, providing skilled personnel for development operations, enterprise software and training to manage data and ensure FDA compliance and validation of new pharmaceutical manufacturing facilities. (http://www.iteinternational.com)

Averion is headquartered in Southborough, Mass. and has additional office locations in Rye Brook, N.Y., San Diego and San Jose, Calif., and Neu Isenburg (Frankfurt), Germany.

Forward-Looking Statement

Included in this press release are “forward-looking statements.”  Statements in this press release that are forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties.  In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The Company’s actual results could differ materially from those anticipated in the forward-looking statements. The Company refers you to the cautionary statements and risk factors set forth in the documents it files with the Securities and Exchange Commission, including its most recent 10-KSB. The Company is not under any obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

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